Union First Market Bankshares Declares Quarterly Cash Dividend

Richmond, Va., November 1, 2013 – Union First Market Bankshares Corporation has declared a quarterly dividend of $0.14 per share.  The dividend amount is the same as the previous quarterly dividend rate and is a $0.02, or 17%, increase over the dividend rate for the same quarter last year.

Third quarter reported net income was $7.9 million or $0.32 per fully diluted share, and includes after tax expenses of $471,000 related to the acquisition of StellarOne Corporation, compared to $9.5 million or $0.38 per share in the second quarter and $9.6 million or $0.37 per share in the third quarter last year.

Based on the stock’s closing price of $24.12 on October 31, 2013, the dividend yield is approximately 2.3%.  The dividend is payable on November 29, 2013 to shareholders of record as of November 15, 2013.

ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 90 branches and more than 150 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, L.L.C.

Additional information on the Company is available at http://investors.bankatunion.com

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Contact: Bill Cimino (804) 448-0937, VP and Director of Corporate Communications